Exhibit 5.1

[Letterhead of Wintrust Financial Corporation]

November 8, 2011

Wintrust Financial Corporation

727 North Bank Lane

Lake Forest, Illinois 60045

Re:	150,000 Shares of Common Stock, No Par Value Per Share

Ladies and Gentlemen:

I am providing this opinion as Executive Vice President, General Counsel ,and Corporate Secretary of Wintrust Financial Corporation, an Illinois corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 150,000 shares of common stock, no par value per share, of the Company (the “Plan Shares”), that may be issued under the Wintrust Financial Corporation 2005 Directors Deferred Fee and Stock Plan, as amended (the “Plan”).

In rendering this opinion letter, I have examined and relied upon a copy of the Registration Statement and Exhibits thereto (including the Plan). I have also examined and relied upon originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have relied, as to various questions of fact material thereto, upon the oral or written representations of officers of the Company. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based on the forgoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that each Plan Share that is newly issued pursuant to the Plan will be legally issued, fully paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly authorized the issuance and sale of such Plan Share as contemplated by the Plan; and (iii) either a certificate representing such Plan Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against receipt of the agreed consideration therefor to the extent required by, and in accordance with the terms of, the Plan or if any Plan Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Plan Share to the person entitled thereto against receipt of the agreed consideration therefor to the extent required by, and in accordance with the terms of, the Plan.

This opinion letter is limited to the laws of the State of Illinois and the Securities Act, and I do not express any opinion herein concerning any other law. The opinions expressed herein are based on laws in effect on the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Lisa J. Reategui
Lisa J. Reategui
Executive Vice President, General Counsel, and Corporate Secretary

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